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FORM 4                                                 OMB APPROVAL
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[ ] Check this box if no longer            OMB Number                  3235-0287
    subject to Section 16. Form 4          Expires:           September 30, 1998
    or Form 5 obligations may continue.    Estimated average burden
    See Instruction 1(b).                   hours per response.............. 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1.  Name and Address of Reporting Person*

    Kealy,         Joseph          P.
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    (Last)         (First)       (Middle)

    520 S. 52nd Street, Ste. 201
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    (Street)

    Phoenix       AZ              85281
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    International Fibercom, Inc. - NASDAQ - "IFCI"
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3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4.  Statement for Month/Year

    October 1999
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [X] Director                          [ ] 10% Owner
    [ ] Officer (give title below)        [ ] Other (specify below)


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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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                    TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security  2. Trans-  3. Trans-   4. Securities Acquired (A) or  5. Amount of       6. Owner-   7. Nature of
   (Instr. 3)            action     action      Disposed of (D)                Securities Ben-    ship        Indirect
                         Date       Code        (Instr. 3, 4 and 5)            eficially Owned    Form: Di-   Beneficial
                         (Month/    (Instr.8)                                  at end of          rect (D)    Ownership
                         Day/                   ----------------------------   Issuer's Fiscal    or Indi-    (Instr. 4)
                         Year)                             (A) or              Year               rect (I)
                                                Amount     (D)      Price      (Instr. 3 and 4)   (Instr. 4)
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          Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                 (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  2. Conver-  3. Trans-  4. Transac-  5. Number of Deriva-
   (Instr. 3)                       sion or     action     tion         tive Securities Ac-
                                    Exer-       Date       Code         quired (A) or Dis-
                                    cise        (Month/    (Instr.8)    posed of (D)
                                    Price of    Day/                    (Instr. 3,4, and 5)
                                    Deriva-     Year)
                                    tive Se-                            -------------------
                                    curity                                (A)         (D)
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Stock Options                      $5.3125      10/1/99      A            50,000      50,000
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Stock Options                      $5.3125      10/1/99      A            50,000      50,000
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Stock Options                      $5.3125      10/1/99      A            50,000      50,000
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6. Date Exercis-    7. Title and Amount of   8. Price     9. Number    10. Owner-    11. Nature
   able and Expi-      Underlying Securities    of           of De-        ship of       of Indi-
   ration Date         (Instr. 3 and 4)         De-          rivative      Deriva-       rect Ben-
   (Month/Day/                                  riva-        Securi-       tive Se-      efcial
    Year)                                       tive         ies Ben-      curity:       Owner-
------------------  -------------------------   Secu-        eficially     Direct        ship
 Date      Expira-                  Amount or   ity          Owned at      (D) or        (Instr.4)
 Exer-     tion                     Number of   (Instr. 5)   End of Year   Indirect
 cisable   Date        Title        Shares                   (Instr.4)     (I)(Instr.4)
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10/1/99    9/30/04   Common Stock    50,000        --                         D
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10/1/00    9/30/04   Common Stock    50,000        --                         D
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10/1/01    9/30/04   Common Stock    50,000        --                         D
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                                                 Total       1,805,000
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Explanation of Responses:
                           /s/ Joseph P. Kealy                        11/10/99
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                           **Signature of Reporting Person            Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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